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                                                                   EXHIBIT 10.43

                          CORPORATE INTEGRITY AGREEMENT
                                   BETWEEN THE
                           OFFICE OF INSPECTOR GENERAL
                                     OF THE
                     DEPARTMENT OF HEALTH AND HUMAN SERVICES
                                       AND
                            BEVERLY ENTERPRISES, INC.

A.       PREAMBLE

         Beverly Enterprises, Inc., hereby enters into this Corporate Integrity Agreement ("CIA") with the Office of Inspector General ("OIG") of the United States Department of Health and Human Services ("HHS") to ensure compliance by Beverly Enterprises, Inc. and the subsidiaries and affiliates through which it operates (these entities are collectively referred to hereinafter as "Beverly"), and Beverly's officers, directors and employees with the requirements of Medicare, Medicaid and all other Federal health care programs (as defined in 42 U.S.C. Section 1320a-7b(f)) (hereinafter collectively referred to as the "Federal health care programs.") Beverly's compliance with the terms and conditions in this CIA shall constitute an element of Beverly's present responsibility with regard to participation in the Federal health care programs. Contemporaneously with this CIA, Beverly is entering into a Settlement Agreement with the United States, and this CIA is incorporated by reference into the Settlement Agreement.

II.       TERM OF THE CIA

         The period of the compliance obligations assumed by Beverly under this CIA shall be nine years from the effective date of this CIA, or for the period of time Beverly remains obligated by the payment terms of the Settlement Agreement, whichever is shorter, but in any event for not less than five years. The effective date of this CIA will be the date on which the final signatory of this CIA executes this CIA.

II.      CORPORATE INTEGRITY OBLIGATIONS

         Beverly currently operates a Compliance Program. Beverly agrees that during the term of this CIA, its Compliance Program will be operated in a manner that meets the requirements of this CIA.

         A. Compliance Officers and Committees. Beverly shall maintain or establish the following positions and committees during the term of this CIA. If Beverly changes its structure in a way that affects these positions and committees, Beverly shall ensure that under the new structure Beverly devotes at least equal resources to its Compliance Program as are devoted under the structure described in this section.

                  1. Audit and Compliance Committee of the Board of Directors. Beverly currently has an Audit Committee and a Litigation/Compliance Committee of the


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Board of Directors and will maintain during the term of this CIA an Audit and
Compliance Committee of the Board of Directors (the "Board Committee") comprised of four or more outside directors of Beverly Enterprises, Inc. The Board Committee shall be responsible for the review of matters related to the Compliance Program, this CIA, and compliance with requirements of Federal health care programs. The Board Committee shall meet at least semi-annually. When new members of the Board Committee are appointed or the responsibilities or authorities of the Board Committee are substantially changed, Beverly shall notify the OIG, in writing, within 15 days of such a change.

                  2. Compliance Officer. Beverly has appointed a Compliance Officer, who is and shall be responsible for developing and implementing policies, procedures, and practices designed to ensure compliance with the requirements of Federal health care programs and the obligations set forth in this CIA. The Compliance Officer shall be a member of senior management of Beverly (i.e., not subordinate to Beverly's general counsel or CFO) with unrestricted access to the Board Committee, who shall make regular (at least semi-annual) reports regarding compliance matters directly to the CEO and the Board Committee, and who shall be authorized to report to the Board Committee at any time. The Compliance Officer is and shall remain responsible for monitoring the day-to-day activities engaged in by Beverly to further its compliance objectives as well as for any reporting obligations created under this CIA. The Compliance Officer, or his or her designees who have been directed to bring all issues concerning Beverly's compliance with Federal health care program requirements to the attention of the Compliance Officer, shall also review the portions of all Beverly internal audit reports that relate to Federal health care program compliance and take all reasonable steps to ensure that problems identified by the Compliance Program or internal audits are appropriately addressed through corrective action plans. In the event a new Compliance Officer is appointed during the term of this CIA, Beverly shall notify the OIG, in writing, within 15 days of such a change. Should it become necessary to pursue employment of a new Compliance Officer, Beverly shall appoint an acting Compliance Officer who shall be granted authority equal to that of the Compliance Officer.

                  3. Compliance Committee. Beverly has appointed a Compliance Working Group ("Compliance Committee"). The Compliance Committee includes and shall continue to include the Compliance Officer and other appropriate officers and/or department heads as necessary to meet the requirements of this CIA within Beverly's corporate structure (e.g., representatives of each major function, such as internal audit, quality management, labor relations, Medicare coverage and compliance group, prospective payment group, and regulatory review group). The Compliance Officer shall chair the Compliance Committee and the Committee shall support the Compliance Officer in fulfilling his/her responsibilities.


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                  4. Compliance Liaisons. Beverly has designated its Group Vice
Presidents as Compliance Liaisons. During the term of this CIA, Group Vice Presidents (or their compliance equivalent within Beverly) shall perform the role of Compliance Liaisons. Compliance Liaisons are and shall continue to be responsible for monitoring and ensuring execution of the Compliance Program and the relevant requirements of this CIA at their operational level and at the groups and Beverly facilities for which the Compliance Liaison is responsible. Compliance Liaisons are and shall remain responsible for: providing leadership and support regarding compliance issues at the group and facility levels; developing and distributing written compliance-related materials; ensuring the provision of appropriate training and the proper documentation of such training; ensuring the appropriate distribution of internal and external audit reports and monitoring of corrective action related to such reports or other identified compliance-related issues; ensuring proper reporting and responses to compliance-related issues; and monitoring facilities' Executive Directors and group-level staff in the execution of their compliance- related functions. Compliance Liaisons shall be responsible for supervising staff at each group level who will assist the Compliance Liaison in fulfilling his or her compliance functions. Group level compliance functions are currently performed by Group Vice Presidents, group HR managers, group business office consultants and group clinical managers/nurse consultants. If these group functions change, Beverly shall devote equal resources to the group-level compliance functions. Compliance Liaisons shall certify annually that all plans of correction related to identified problems in facilities or Beverly operations for which they are responsible have been implemented and that all Compliance Program concerns have been reported. Such certifications shall be maintained by the Compliance Officer and shall be available to the OIG upon request. False certifications by the Compliance Liaison shall be grounds for immediate termination, and proper execution of Compliance Liaison duties shall be a major component of the performance evaluations of Group Vice Presidents (or the Compliance Liaison equivalent within Beverly).

                  5. Executive Directors. Each Beverly facility is managed by an Executive Director. The Executive Directors will continue to be responsible for compliance in their facilities. Execution of compliance duties shall be a major component of the performance evaluations of Executive Directors. Should it become necessary to pursue employment of a new Executive Director, Beverly shall appoint an acting Executive Director who shall be granted authority equal to that of the Executive Director to carry out all required duties, including those with respect to Beverly's Compliance Program.

A.    Written Standards.

                  1. Code of Conduct. Beverly has established a Code of Conduct and Business Ethics ("Code of Conduct").


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                           a. CONTENTS. The Code of Conduct includes and shall
continue to include the following:

                           1) Beverly's commitment to full compliance with all statutes, regulations, and guidelines applicable to Federal health care programs, including its commitment to prepare and submit accurate billings and reports consistent with Federal health care program statutes, regulations, procedures and instructions otherwise communicated by appropriate regulatory agencies, e.g., the Health Care Financing Administration ("HCFA"), and/or fiscal intermediaries or carriers;

                           2) Beverly's requirement that all of its covered persons shall be expected to comply with all statutes, regulations, and guidelines applicable to Federal health care programs and with Beverly's own Policies and Procedures (including the requirements of this CIA);

                           3) the requirement that all of Beverly's covered persons shall be expected to report suspected violations of any statute, regulation, or guideline applicable to Federal health care programs or of Beverly's own Policies and Procedures;

                           4) the possible consequences to both Beverly and covered persons of failure to comply with all statutes, regulations, and guidelines applicable to Federal health care programs and with Beverly's own Policies and Procedures or of failure to report such non-compliance; and

                           5) the right of all covered persons to use the Confidential Disclosure Program, as well as Beverly's commitment to confidentiality and non-retaliation with respect to disclosures.

                           b. DEFINITIONS. For the purposes of this CIA, a
"covered person" is any of Beverly's officers, directors or employees who provide patient-care to Federal health care program beneficiaries or who are involved in Beverly's billings or related submissions to Federal health care programs.

                           c. DISTRIBUTION AND CERTIFICATION. Beverly currently
requires the Code of Conduct to be distributed to all employees during each employee's orientation and thereafter, as revisions occur or replacement copies are needed. Within 90 days of the effective date of this CIA, Beverly shall distribute the Code of Conduct to all covered persons who have not already received a copy of the current Code of Conduct. Within 90 days of the effective date of the CIA, each covered person shall certify, in writing, that he or she has received, read, understands, and will abide by Beverly's Code of Conduct. New covered persons shall continue to receive the Code of


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Conduct during orientation and shall complete the required certification within
30 days after becoming a covered person or within 90 days of the effective date of the CIA, whichever is later. The certifications required by this section shall be made available to the OIG upon request. The promotion of, and adherence to, the Code of Conduct is and shall continue to be an element in evaluating the performance of all covered persons. Beverly will annually review the Code of Conduct and will revise or supplement it as necessary. Beverly shall distribute revisions and supplements to the Code of Conduct to covered persons within 30 days of such changes being completed. Covered persons shall certify on an annual basis that they have received, read, understand and will abide by the Code of Conduct.

                           d. COVERED CONTRACTOR REQUIREMENTS. For each of its
Covered Contractors, Beverly shall: (1) require in its contract with the Covered Contractor that the Covered Contractor acknowledges Beverly's Compliance Program and Code of Conduct; (2) ensure that the Code of Conduct is provided (either by Beverly or the Covered Contractor) to all Covered Contractors; (3) require in the contract with the Covered Contractor that the Covered Contractor obtain and retain (subject to review by Beverly and/or the OIG) signed certification from all of its employees who provide patient care to Federal health care program beneficiaries at Beverly facilities that they have received, read, and understand the Code of Conduct and agree to abide by the requirements of the Compliance Program. Beverly shall require future contracts with Covered Contractors to include the above-described provisions. Within 90 days of the execution of this CIA, Beverly shall attempt in good faith to reform contracts with its then-current Covered Contractors to include a provision pursuant to which the contractors will provide assurance satisfactory to Beverly that these requirements will be met. For the purposes of this CIA, a "Covered Contractor" is an entity (or individual) that, although not a covered person, nevertheless provides patient care to Federal health care program beneficiaries in Beverly facilities or participates in Beverly's billings or related submissions to Federal health care programs for Beverly on a regular basis (i.e., more often than two weeks over a 52-week period).

                  2. Policies and Procedures. Beverly has developed written Policies and Procedures regarding its Compliance Program and its compliance with relevant Federal and state health care statutes, regulations, and guidelines, including the requirements of the Federal health care programs. Beverly shall continue to assess and update as necessary the Policies and Procedures at least annually and more frequently, as appropriate. The Policies and Procedures will be available to OIG upon request. Beverly shall continue to ensure that relevant portions of the Policies and Procedures are distributed to the appropriate covered persons. Compliance staff or supervisors are and


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shall continue to be available to explain any and all Policies and Procedures.
At a minimum, the Policies and Procedures shall specifically address:

                           a. measures intended to ensure that Beverly fully
complies with the particular provisions of Titles XVIII and XIX of the Social Security Act, 42 U.S.C. Sections 1395-1395ggg (1999) and 1396-1396v (1997), and
all regulations (including but not limited to 42 C.F.R. Parts 442 and 483) and guidelines promulgated pursuant to these statutes, including:

                                    1) consistent with the provisions of 42
C.F.R. Part 483, policies requiring use of a coordinated interdisciplinary approach to providing care to patients, including, but not limited to, policies addressing resident assessment and care planning; nutrition, diabetes care and wound care; infection control; abuse and neglect policies and reporting procedures; appropriate drug therapies; appropriate mental health services; provision of basic care needs; incontinence care; resident rights and restraint use; activities of daily living (ADL) care; therapy services; quality of life, including accommodation of needs and activities; and assessment of patient competence to make treatment decisions; and

                                    2) policies addressing compliance with the
requirements applicable to Medicare's Prospective Payment System ("PPS") for skilled nursing facilities, including, but not limited to, billing and cost report preparation policies and procedures;

                           b. measures designed to ensure that compliance issues
identified internally (e.g., through reports to supervisors, internal audits) or externally (e.g., audits performed by Beverly's audit or accounting firm(s) or any other externally performed reviews) are promptly and appropriately investigated and, if the investigation substantiates compliance issues, Beverly implements appropriate corrective action plans and monitors compliance with such plans;

                           c. non-retaliation policies and methods for employees
to make disclosures or otherwise report on compliance issues to Beverly management through the Confidential Disclosure Program required by section III.E; and

                           d. disciplinary policies designed to ensure that
individuals whose conduct has contributed to a violation of Beverly's Compliance Program or of Federal health care program requirements are retrained, and/or disciplined, and/or terminated, as appropriate.

         C. Training and Education. Beverly shall continue to conduct semi-annual training programs and shall ensure that the training meets the following requirements. The training requirements are cumulative (not exclusive) so that one person may be required to attend training in both general and substantive areas. Persons providing the training must continue to be knowledgeable about the relevant subject area. All training


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requirements set forth below shall become effective within 90 days of the effective date of this CIA and shall be repeated annually during the term of the CIA.

                  1. General Training. Beverly shall continue to conduct and document training regarding its Compliance Program and Code of Conduct for each covered person. As part of its first semi-annual training program conducted following implementation of this CIA, Beverly will provide general training to each covered person. Beverly shall provide at least two hours of general training to each covered person during each year while the CIA is in effect. This general training shall explain Beverly's:

                           a. Corporate Integrity Agreement requirements;

                           b. Compliance Program (including the Policies and
                  Procedures as they pertain to general compliance issues); and

                           c. Code of Conduct.

                  2. Specific Training. Each covered person who is involved directly in the delivery of patient care or in the preparation or submission of information (including claims, bills, and reports) to any Federal health care program will continue to receive specific training pertinent to his or her responsibilities (as described below) in addition to the general training provided above. At least annually, two hours of specific training to covered persons who are involved directly in the delivery of patient care or in the preparation or submission of information (including claims, bills, and reports) to any Federal health care program will include a discussion of:

                           a. the submission of accurate information, e.g.,
                  Minimum Data Set ("MDS"), to Federal health care programs, if relevant to the person's duties;

                           b. policies, procedures and other requirements
                  applicable to the documentation of medical records, if relevant to the person's duties;

                           c. the personal obligation of each individual
                  involved in the patient care, documentation, or reimbursement processes to ensure that such information provided is accurate;

                           d. applicable statutes, regulations, program
                  requirements and directives relevant to the person's duties;

                           e. the legal sanctions for improper submissions to
                  Federal health care programs; and

                           f. examples of relevant billing practices found to
                  have been improper.

                  3. New Covered Persons. New covered persons shall be cycled into Beverly's training programs and shall participate in the next training cycle after they become a covered person. New covered persons involved directly in the delivery of patient care or in the preparation or submission of information (including claims, bills,


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and reports) to any Federal health care program shall be supervised by trained covered persons until they have completed the specific training relevant to their delivery of patient care and/or their preparation or submission of information to Federal health care programs. New covered persons involved directly in the delivery of patient care or in the preparation or submission of information (including claims, bills, and reports) to any Federal health care program shall have begun to receive specific training within 30 days of employment, and shall have completed specific training within 90 days of employment.

                  4. Certifications and Retention. An attendance log shall document the attendance of each person who is required to attend training. The Executive Director, Compliance Liaison or other person providing the training shall certify the accuracy of the attendance log. The attendance log shall specify the type of training received and the date received. The Compliance Officer shall retain the attendance logs and certifications as well as the specific course materials and make all of these logs, certifications and materials available to OIG upon request.

         D. Review Procedures. Beverly performs certain reviews as part of its Compliance Program and its ongoing operations. Beverly will continue these reviews and modify them as necessary to comply with certain additional reviews required by this CIA. The review procedures described in this section shall be performed on an annual basis for each calendar year during the term of this CIA. The Annual Reports required by this CIA will include reports on the findings and results of all of the review procedures required by this section during the year covered by that Annual Report.

                  1. Statistical Sampling and Appraisal Method. All matters related to this CIA that involve statistical sampling or appraisal shall be conducted using the OIG's Office of Audit Services Statistical Sampling Software, also known as "RAT-STATS," available on the Internet at www.hhs.gov/oas/ratstat.html. Wherever the CIA requires the use of a random sample, the sample shall be selected and appraised using RAT-STATS and Beverly shall retain all of the supporting documentation related to the selection and appraisal of the samples.

                  2. Beverly Quality Reviews. Beverly currently performs Quality Reviews under its "Beverly Quality System." The Quality Reviews (including Quality Review Follow-ups) are described in a June 1999 notebook, which Beverly has furnished to the OIG. Beverly shall continue to conduct its Quality Reviews in the manner described in the June 1999 notebook or in a manner that devotes at least equal resources to performing the function of quality review at Beverly Facilities. Beverly shall notify the OIG within 15 days of any material changes to the form, manner, or frequency of these Quality Reviews.


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                  3. Independent Review Organization. Beverly shall retain an entity, such as an accounting, auditing or consulting firm (hereinafter "Independent Review Organization" or "IRO"), to perform review procedures to assist Beverly and the OIG in assessing the adequacy of Beverly's submissions to Federal health care programs and its compliance with this CIA. The IRO must be independent from Beverly and must have expertise in the billing, reporting and other requirements of the Federal health care programs from which Beverly seeks reimbursement. The IRO must be retained to conduct the review of the first year
(2000) within 120 days of the effective date of this CIA. The IRO shall produce a separate report for each engagement. The IRO will conduct two separate types of engagements. One will be an analysis of Beverly's claims submissions to the Federal health care programs to assist Beverly and OIG in determining compliance with all applicable statutes, regulations, and directives/guidance ("submissions engagement"). The submissions engagement will assess, in part, Beverly's internal audits, which are described below. The second engagement will determine whether Beverly is in compliance with this CIA ("compliance engagement").

                  4. Beverly's MDS (Minimum Data Set) Audit. Beverly's Internal Audit Department ("Internal Audit") shall implement and oversee an MDS Audit, which will review Medicare (Part A) claims and will focus on the minimum data set ("MDS"). Beverly shall ensure that the MDS Audit is conducted by qualified individuals (including, but not limited to, clinical and medical personnel). To the extent any facility personnel are involved in the MDS Audits, Beverly shall ensure that the individual who was involved in preparing the original claim (including through input in the entries on the MDS) on behalf of a Beverly facility is not involved in the review of that particular facility's claims submissions to Federal health care programs. In order to ensure the integrity of the MDS Audit process, Beverly will issue a policy emphasizing the importance of accurately completing the reviews discussed below, and the possible consequences, up to and including termination, for failure to comply with this policy. The MDS Audit shall consist of a variable appraisal (dollar amount in error) sample. Because this engagement is designed as a variable appraisal, for the purposes of determining dollar amounts associated with errors, the final sampling unit will be a single claim (UB-92) and each associated MDS.

         The MDS Audit shall consist of a two-stage process of claim reviews. The first stage shall be conducted using a random sample of a minimum of 15% of Beverly's facilities, but in no event less than seventy-five (75) facilities. Beverly shall retain copies of all of its work papers compiled with respect to its internal audits, which work papers shall be available to the OIG upon request.

                           a. FIRST STAGE. The first stage of the MDS Audit
shall consist of a probe sample of thirty (30) claims at each facility selected as part of the random sample.


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The Compliance Officer, or his or her designee, shall select a stratified random sample of paid Medicare claims (UB-92) throughout the year for each of the facilities previously selected by the Compliance Officer. The probe sample cannot be used as part of any full sample reviewed during the second stage of the MDS Audit. The probe sample will be used to identify facilities that have exceeded a designated financial error rate and to determine the appropriate sample sizes for expanded sample reviews of the designated facilities in accordance with specified RAT-STATS parameters.

                           b. SELECTION OF FACILITIES FOR SECOND STAGE. The
second stage of the MDS Audit will be performed for each individual facility selected as part of the probe sample for which the financial error rate (i.e., a downward change in a Resource Utilization Group ("RUG") assignment that would result in an over-payment) in the first stage was greater than 5%. Nothing in this section shall relieve Beverly of its responsibility to correct inaccuracies noted in its probe sample. (The 5% financial error threshold only applies to criteria for sample expansion, not for extrapolation of an error rate.)

                           c. SECOND STAGE. The second stage shall be a full
sample of Medicare paid claims (UB-92) (randomly selected by Internal Audit using the RAT-STATS software referenced above) during the annual reporting period by each applicable facility. This sample shall be selected at the end of each year. The full sample must contain a sufficient number of sample units to generate sample results that provide, at a minimum, a 90% confidence interval and a maximum precision (relative precision, i.e., semi-width of the confidence interval) of plus or minus 25% of the point estimate (i.e., the upper and lower bounds of the 90% confidence interval shall not exceed 125% and shall not fall below 75% of the midpoint of the confidence interval, respectively).

                           d. CLAIM REVIEWS. For each claim selected in the
first and second stage, the associated MDS and the medical record documentation supporting the MDS will be reviewed. The review process shall entail an evaluation of the MDS and verification that each entry that affects the RUG code outcome for the MDS is supported by the medical record for the corresponding period of time consistent with the assessment reference date ("ARD") specified on the MDS. In addition, data from the MDS will be re-entered into Beverly's Grouper (MDS data entry software program) to verify that the correct RUG code assignment was properly assigned on the UB-92. A financial error will be logged if there is insufficient support for an MDS data point(s) that results in a downward change in RUG assignment that would result in an overpayment.

                  5. Ongoing Internal Audits. If Beverly becomes aware that any facilities (including those not selected to be included as part of an annual MDS Audit) are potentially experiencing noncompliance with the Federal health care program requirements for claims submissions, Beverly shall, after reasonably determining further


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review is warranted, in addition to its other CIA obligations, conduct an internal audit to review the situation. If warranted, Internal Audit shall obtain a plan of correction and conduct appropriate follow-up to ensure that any inappropriate or improper practice related to claims submission identified is appropriately addressed, and shall report all such instances to the OIG, as specified in this CIA.

                  6. Submissions Engagement. The Submissions Engagement shall be performed by the aforementioned Independent Review Organization. As part of the Submissions Engagement, the IRO shall review Beverly's performance of the MDS Audit. The IRO shall review and evaluate the processes and controls used by Internal Audit in the MDS Audit. In addition, the IRO shall conduct its own analysis of a random sample of 10% of the claims reviewed in the MDS Audit. The reviews conducted by the IRO will follow the same standards set forth above with respect to the manner in which Internal Audit is to implement and oversee its review process, including, but not limited to, an evaluation of the MDS and verification that each entry that affects the RUG code outcome for the MDS is supported by the medical record. With respect to the entry of MDS data, the Independent Review Organization shall use its own MDS data entry software program to compare resulting outputs (i.e., RUGs).

                  The results of the reviews performed by Internal Audit and the reviews performed by the IRO will be communicated to the OIG in the annual report. Each annual Submission Engagement analysis shall include the following components in its methodology:

                  1. Submissions Engagement Objective: a clear statement of the objective intended to be achieved by the submissions engagement and the procedure or combination of procedures that will be applied to achieve the objective.

                  2. Submissions Engagement Population: the identity of the population, which is the group about which information is needed and an explanation of the methodology used to develop the population and provide the basis for this determination.

                  3. Sources of Data: a full description of the source of the information upon which the submissions engagement conclusions will be based, including the legal or other standards applied, documents relied upon, payment data, and/or any contractual obligations.

                  4. Sampling Unit: a definition of the sampling unit (submitted claim), which is any of the designated elements that comprise the population of interest.

                  5. Sampling Frame: the identity of the sampling frame, which is the totality of the sampling units from which the sample will be selected.

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The Submissions Engagement shall provide:

         a. findings regarding Beverly's documentation, billing, and reporting (e.g., reporting of MDS and other information relevant to RUG) operations (including, but not limited to, the operation of the reporting system, strengths and weaknesses of this system, internal controls, effectiveness of the system);

         b. findings regarding whether Beverly is submitting accurate claims and resident assessments (MDS);

         c. findings regarding Beverly's procedures and adequacy of controls to correct inaccurate claims and resident assessments
                  (MDS);

         d. findings regarding whether Beverly has complied with its obligations under the Settlement Agreement: (1) not to resubmit to any Federal health care program payers any previously denied claims related to the conduct addressed in the Settlement Agreement, and its obligations not to appeal any such denials of claims for any reason associated with the conduct addressed in the Settlement Agreement; and (2) not to charge to, or otherwise seek payment from, Federal payers for unallowable costs (as defined in the Settlement Agreement) and its obligations to identify and adjust any past charges of unallowable costs; and

         e. findings regarding the steps Beverly is taking and adequacy of controls to bring its operations into compliance or to correct problems (including whether Beverly has effectively implemented corrective action plans to address such problems) identified by these engagements, internal or external audits, or fiscal intermediary audits.

The OIG may obtain documentation from Beverly regarding the work Beverly has performed on these reviews, to assist the OIG in determining the appropriateness of the filings.

                  7. Cost Reports. Beverly's Internal Audit will continue its practice of testing Medicaid cost report processes and data in connection with its facility audits performed at 10% of Beverly's facilities on an annual basis. These facility audits include tests of square footage statistics, payroll costs, other operating costs and the proper classification of costs as reported in the facilities' general ledgers. In addition, Internal Audit randomly selects five Medicaid cost reports of facilities in states where the cost report has an effect upon Medicaid reimbursement. For these cost reports, Internal Audit tests the classification of costs from the general ledgers to the cost report. The IRO will continue its practice of reviewing the results of Internal Audit's facility audits and tests of Medicaid cost reports. The IRO will review and test 10% of Internal Audit's work for reliance in its financial statement audit of Beverly. If there is any change in this Internal Audit procedure, based upon a change in the manner in which Beverly is reimbursed by


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the Federal health care programs, Beverly will notify the OIG within two (2)
weeks of making any such change.

         As part of the IRO's submissions engagement, the IRO shall perform agreed-upon-procedures on selected Medicaid cost reports, designed to assist the parties in determining that the expenses as reported in the facility's financial statements are accurately summarized in cost reports and that the cost reports are filed in accordance with Federal health care program requirements. The IRO shall randomly select for audit at least five cost reports submitted to states in which the cost report has an effect on Medicaid reimbursement. These five randomly selected cost reports by the IRO will not necessarily be the same cost reports as those randomly selected for review by Beverly's Internal Audit, as set forth in the preceding paragraph.

         Beverly shall report the findings of all of the audits described above as part of its Annual Report. The OIG may obtain documentation from Beverly regarding the work Beverly has performed on these reviews, to assist the OIG in determining the appropriateness of the filings.

                  8. Compliance Engagement. An Independent Review Organization shall also conduct a compliance engagement, under which it shall perform agreed-upon-procedures designed to assist the parties in determining whether Beverly's program, policies, procedures, and operations comply with the terms of this CIA. This engagement shall include section by section findings regarding the requirements of this CIA. Beverly shall report the findings of the IRO's compliance engagement in its Annual Report to the OIG.

                  9. Verification/Validation. In the event that the OIG has reason to believe that Beverly's Submissions Engagement or Compliance Engagement fails to conform to its obligations under the CIA or indicates improper submissions not otherwise adequately addressed in the audit report, and thus determines that it is necessary to conduct an independent review to determine whether or the extent to which Beverly is complying with its obligations under this CIA, Beverly agrees to pay for the reasonable cost of any such review or engagement by the OIG or any of its designated agents.

         E. Confidential Disclosure Program. Beverly operates a Confidential Disclosure Program, which includes a toll-free telephone Hotline. The Confidential Disclosure Program enables covered persons and other individuals to disclose, to the Compliance Officer or some other person who is not in the disclosing individual's chain of command, any identified issues or questions associated with Beverly's policies, practices or procedures with respect to a Federal health care program, believed by the individual to be inappropriate. Beverly shall continue to publicize the existence of the hotline (e.g., in training, e-mail, intranet, newsletters to employees).

         The Confidential Disclosure Program shall continue to emphasize a non-retribution, non-retaliation policy, and include a reporting mechanism for anonymous, confidential communication. Upon receipt of a disclosure, the Compliance Officer (or designee) shall gather the information in such a way as to elicit all relevant information from the disclosing individual. The Compliance Officer (or designee) shall make a preliminary good faith inquiry into the allegations set forth in every disclosure to ensure that he or she has obtained all of the information necessary to determine whether a further review should be conducted. For any disclosure that is sufficiently specific so that the Compliance Officer or his or her designee reasonably determines further review is warranted, the Compliance Officer shall conduct such further review of the allegations and ensure that appropriate follow-up is conducted and that any inappropriate or improper practice identified is appropriately addressed.

         The Compliance Officer shall continue to maintain a confidential disclosure log, which shall continue to include a record and summary of each allegation received, the status of the respective investigations, and any corrective action taken in response to the investigation. In its Annual Reports, Beverly shall provide: (1) its Monthly Customer Response Report Summaries; and
(2) the more detailed Customer Response Report Log Entries for all calls categorized as "Quality Management" or "Billing" or any other calls that relate to Federal health care program billings or requests for reimbursement that relate to the period of the Annual Report. Beverly shall maintain and make available to the OIG upon request any other documents related to confidential disclosures (including their investigation and resolution) for at least two years after the reporting year in which the matter was resolved.

         F.  Ineligible Persons and Criminal Background Checks.

                  1. Definition of Ineligible Person. For purposes of this CIA, an "Ineligible Person" shall be any individual or entity who: (i) is currently excluded, suspended, debarred or otherwise ineligible to participate in the Federal health care programs; or (ii) has been convicted of a criminal offense related to the provision of health care items or services (unless that person has been reinstated in the Federal health care programs after a period of exclusion, suspension, debarment, or ineligibility).

                  2. Screening Requirements. Beverly currently has policies and procedures as part of its hiring process regarding the screening of prospective employees and contractors to prevent the hiring of, or contracting with, any Ineligible Person. Beverly shall continue to screen all employees and prospective contractors prior to engaging their services by: (i) requiring applicants to disclose whether they are Ineligible Persons; and (ii) reviewing the General Services Administration's List of Parties Excluded from Federal Programs (available through the Internet at http://www.arnet.gov/epls) and the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://www.hhs.gov/oig) (these lists will hereinafter be referred to as the "Exclusion Lists").

                  3. Review and Removal Requirement. Within 120 days of the effective date of this CIA, Beverly will review its list of current employees and contractors against the Exclusion Lists. (For purposes of this paragraph, a contractor is a person or entity that Beverly pays directly.) Thereafter, Beverly will review the list semi-annually. If Beverly has notice that an employee or contractor has become an Ineligible Person, Beverly will remove such person from responsibility for, or involvement with, Beverly's business operations related to the Federal health care programs and shall remove such person from any position for which the person's salary or the items or services rendered, ordered, or prescribed by the person are paid in whole or part, directly or indirectly, by Federal health care programs or otherwise with Federal funds at least until such time as the person is reinstated into participation in the Federal health care programs. This paragraph does not impose any requirement on Beverly with respect to the screening of individual physicians who have no employment or contractual relationship with Beverly, even if such physicians provide services to residents of Beverly Nursing Facilities.

                  4. Pending Charges and Proposed Exclusions. If Beverly has notice that an employee or contractor is charged with a criminal offense related to any Federal health care program, or is proposed for exclusion during his or her employment or contract, Beverly shall take all appropriate actions to ensure that the responsibilities of that employee or contractor do not adversely affect the quality of care rendered to any patient or resident, or the accuracy of any claims submitted to any Federal health care program.

                  5. Criminal Background Checks. Beverly conducts criminal background checks of potential employees pursuant to its Compliance Program. Beverly shall ensure that it: (a) complies with all Federal and state requirements regarding criminal background checks for covered persons; and (b) performs and completes a timely criminal background check on all individuals offered employment in a position that involves direct care of patients (and the offer of employment must be conditioned upon the results of the check). For the purposes of this CIA: (1) in states where Beverly or a vendor performs the background check, a timely criminal background check means a check completed within 15 days of the offer of employment to the individual; or (2) in states where Beverly or its vendor must use a state agency to conduct the criminal background check, a timely criminal background check means a check conducted and completed as soon as reasonably possible (including providing the relevant information to the state agency prior to the offer of employment).

         G. Notification of Proceedings. Within 30 days of discovery, Beverly shall notify OIG, in writing, of any ongoing investigation or legal proceeding conducted or brought by a governmental entity or its agents involving an allegation that Beverly has committed a crime or has engaged in fraudulent activities. This notification shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding. Beverly shall also provide written notice to OIG within 30 days of the resolution of the matter, and shall provide OIG with a description of the findings and/or results of the proceedings, if any.

         H. Reporting.

                  1. Reporting of Overpayments. Beverly shall continue to review its quarterly and annual costs reports and PIP requests as well as its internal and external audit reports. If, during any of its reviews or by any other means, Beverly identifies or learns of any billing, reporting, or other policies, procedures and/or practices that have resulted in an overpayment, Beverly shall continue its practice of correcting the overpayment by revising the next quarterly PIP request or filing an amended cost report, as appropriate and unless otherwise instructed by the payor, and shall take appropriate action to prevent the underlying problem and the overpayments from recurring. Within 30 days of each quarterly PIP request, Beverly shall continue to file with its fiscal intermediary a Quarterly Adjustment Report setting forth the existence of any billing errors, overpayments, or other technical, process, or documentation errors related to the reimbursement process. If an overpayment cannot be addressed in a Quarterly Adjustment Report, Beverly shall notify the payor within 30 days of discovering the overpayment and take remedial steps within 60 days of discovery (or such additional time as may be agreed to by the payor) to repay the overpayment and correct the problem, including preventing the underlying problem and the overpayments from recurring.

                  2. Reporting of Material Deficiencies. If Beverly determines that there is a material deficiency, Beverly shall notify the OIG within 30 days of discovering the material deficiency. The notification to the OIG shall include: (a) a complete description of the material deficiency (including the relevant facts, persons involved, and legal and program authorities); (b) the amount of overpayment (if any) due to the material deficiency; (c) Beverly's actions (and future plans of action) to correct the material deficiency and to prevent such material deficiency from recurring; (d) the payor's name, address, and contact person where the overpayment (if any) was sent; and (e) the date of the check and identification number (or electronic transaction number) on which the overpayment (if any) was repaid.

                  3. Definition of "Overpayment." For purposes of this CIA, an "overpayment" shall mean the amount of money Beverly has received in excess of the amount due and payable under the Federal health care programs' statutes, regulations or program directives, including carrier and intermediary instructions.

                  4. Definition of "Material Deficiency." For purposes of this CIA, a "material deficiency" means: (i) a substantial overpayment from any Federal health care program; (ii) a matter that a reasonable person would consider a potential violation of 42 U.S.C. Sections 1320a-7, 1320a-7a or 1320a-7b, or another criminal or civil law applicable to any Federal health care program (even though not reported under subsection (i) as a substantial overpayment); or (iii) a violation of the obligation to provide items or services of a quality that meets professionally recognized standards of health care where such violation has occurred in one or more instances that presents an imminent danger to the health, safety or well-being of a Federal health care program beneficiary or places the beneficiary unnecessarily in high-risk situations. A material deficiency may be the result of an isolated event or a series of occurrences.

IV.      NEW BUSINESS UNITS OR LOCATIONS

         A. Notice of New Business Units or Locations. Prior to purchasing, establishing, selling, or divesting a facility, Beverly shall notify the OIG in writing of the proposed action. This notification shall include the location of the existing or new operation(s), phone number, fax number, Federal health care program provider number(s) (if any), and the corresponding payor(s) (contractor specific) that has issued each provider number. Beverly shall further notify the OIG in writing once such proposed purchase, establishment, sale, or divestiture has been completed.

         B. Obligations of New Business Units and Locations. Once a new business unit or location has been established, all covered persons at such locations shall be subject to the requirements in this CIA that apply to new covered persons (e.g., completing certifications and undergoing training).


V.       IMPLEMENTATION AND ANNUAL REPORTS

         A. Implementation Report. Within 150 days after the effective date of this CIA, Beverly shall submit a written report to OIG summarizing the status of its implementation of the requirements of this CIA. This Implementation Report shall include:

                  1. the name, address, phone number and position description of all of the individuals in positions described in section III.A;

                  2. a copy of Beverly's Code of Conduct required by section III.B.1;

                  3. the summary of the Policies and Procedures required by
section III.B.2;

                  4. a description of the training programs required by section III.C, including a description of the targeted audiences and a schedule of when the training sessions were held;

                  5. a certification by the Compliance Officer that, to the best of his or her knowledge:

                           a. the Policies and Procedures required by section
III.B have been developed, are being implemented, and have been distributed to all pertinent covered persons;

                           b. all covered persons have completed the Code of
Conduct certification required by section III.B.1; and

                           c. all covered persons have completed the training
and executed the certification required by section III.C.

                  6. a description of the confidential disclosure program required by section III.E;

                  7. the identity of the Independent Review Organization(s) and the proposed start and completion date of the engagements for the first year;

                  8. a summary of personnel actions taken pursuant to section III.F; and

                  9. a list of all of Beverly's locations (including mailing addresses), the corresponding name under which each location is doing business, the corresponding phone numbers and fax numbers, each location's Federal health care program provider identification number(s), and the name, address, and telephone number of the payor (specific contractor) that issued each provider identification number.

         B. Annual Reports. Beverly shall submit to OIG Annual Reports with respect to the status and findings of Beverly's compliance activities for each of the calendar years for which this CIA has been in effect, starting with calendar year 2000. Each Annual Report shall be due on March 31 of the year following the calendar year covered in the Annual Report (e.g., the Annual Report for year 2000 shall be due on March 31, 2001). Each Annual Report shall include:

                  1. any change in the identity or position description of individuals in positions described in section III.A;

                  2. a certification by the Compliance Officer that, to the best of his or her knowledge:

                           a. all covered persons have completed the annual Code
of Conduct certification required by section III.B.1;

                           b. all covered persons have completed the training
and executed the certification required by section III.C; and

                           c. Beverly has complied with its obligations under
the Settlement Agreement: (i) not to resubmit to any Federal health care program payors any previously denied claims related to the conduct addressed in the Settlement Agreement, and its obligation not to appeal any such denials of claims; and (ii) not to charge to or otherwise seek payment from Federal or state payors for unallowable costs (as defined in the Settlement Agreement) and its obligation to identify and adjust any past charges of unallowable costs; and

                           d. Beverly has effectively implemented all plans of
correction related to problems identified under this CIA, Beverly's Compliance Program, or internal audits;

                  3. notification (including the actual change or a detailed description of the change) of any changes or amendments to the Policies and Procedures required by section III.B and the reasons for such changes (e.g., change in contractor policy);


                  4. a complete copy of the original reports prepared pursuant to the Independent Review Organization's submissions and compliance engagements, including all of the information required in section III.D;

                  5. Beverly's response/corrective action plan to any issues raised by the Independent Review Organization;

                  6. a summary of material deficiencies identified and reported pursuant to section III.H and the corresponding corrective action plans;

                  7. a report of the aggregate overpayments that have been returned to the Federal health care programs that were discovered as a direct or indirect result of implementing this CIA and a summary of the corrective actions taken to address such overpayments. Overpayment amounts shall be broken down into the following categories: Medicare, Medicaid (report each applicable state separately) and other Federal health care programs;

                  8. a copy of the (1) Monthly Customer Response Report Summaries; and (2) the Customer Response Report Log Entries for all calls categorized as "Quality Management" or "Billing" or any other calls that relate to the quality of care provided to patients or to billing or requests for reimbursement, as required by section III.E;

                  9. a description of any personnel actions (other than hiring) taken by Beverly as a result of the obligations in section III.F, and the name, title, and responsibilities of any person that falls within the ambit of section III.F.4, and the actions taken in response to the obligations set forth in that section;

                  10. a summary describing any ongoing investigation or legal proceeding conducted or brought by a governmental entity involving an allegation that Beverly has committed a crime or has engaged in fraudulent activities, which was required to have been reported pursuant to section III.G. The statement shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation, legal proceeding or requests for information; and

                  11. a description of all changes to the most recently provided list (as updated) of Beverly's locations (including mailing addresses), the corresponding name under which each location is doing business, the corresponding phone numbers and fax numbers, each location's Federal health care program provider identification number(s) and the payor (specific contractor) that issued each provider identification number.

         C. Certifications. The Implementation Report and Annual Reports shall include a certification by the Compliance Officer, under penalty of perjury, that: (1) Beverly is in compliance with all of the requirements of this CIA (unless the non-compliance is clearly and explicitly described in the Annual Report), to the best of his or her knowledge; and (2) the Compliance Officer has reviewed the Report and has made reasonable inquiry regarding its content and believes that, upon such inquiry, the information is accurate and truthful.

VI.      NOTIFICATIONS AND SUBMISSION OF REPORTS

         Unless otherwise stated in writing subsequent to the effective date of this CIA, all notifications and reports required under this CIA shall be submitted to the entities listed below:

OIG:
                           Civil Recoveries Branch - Compliance Unit
                           Office of Counsel to the Inspector General
                           Office of Inspector General
                           U.S. Department of Health and Human Services
                           Cohen Building, Room 5527
                           330 Independence Avenue, SW
                           Washington, DC 20201
                           Phone 202.619.2078
                           Fax 202.205.0604

Beverly:
                           Cletus Hess
                           Compliance Officer
                           Beverly Enterprises, Inc.
                           5111 Rogers Avenue, Suite 40-A
                           Fort Smith, AR 72919
                           Phone 877.823.8375
                           Direct 501.201.4813
                           Fax 501.201.4801; 4802


VII.     OIG INSPECTION, AUDIT AND REVIEW RIGHTS

         In addition to any other rights OIG may have by statute, regulation, or contract, OIG or its duly authorized representative(s), may examine Beverly's books, records, and other documents and supporting materials and/or conduct an on-site review of any of Beverly's locations for the purpose of verifying and evaluating: (a) Beverly's compliance with the terms of this CIA; and (b) Beverly's compliance with the requirements of the Federal health care programs in which it participates. The documentation described above shall be made available by Beverly to OIG or its duly authorized representative(s) at all reasonable times for inspection, audit or reproduction. Furthermore, for purposes of this provision, OIG or its duly authorized representative(s) may interview any of Beverly's employees, contractors, or agents who consent to be interviewed at the individual's place of business during normal business hours or at such other place and time as may be mutually agreed upon between the individual and OIG. Beverly agrees to assist OIG in contacting and arranging interviews with such individuals upon OIG's request. Beverly's employees may elect to be interviewed with or without a representative of Beverly present.

VIII.    DOCUMENT AND RECORD RETENTION

         Beverly shall maintain for inspection all documents and records: (1) related to reimbursement from the Federal health care programs for at least seven years after the submission of the request for reimbursement; and (2) necessary to establishing Beverly's compliance with this CIA for at least three years following the submission of the Annual Report covering the relevant year.

IX.      DISCLOSURES

         Subject to HHS's Freedom of Information Act ("FOIA") procedures, set forth in 45 C.F.R. Part 5, the OIG shall make a reasonable effort to notify Beverly prior to any release by OIG of information submitted by Beverly pursuant to its obligations under this CIA and identified upon submission by Beverly as trade secrets, commercial or financial information and privileged and confidential under the FOIA rules. With respect to the disclosure of such information, Beverly shall have all the rights set forth in 45 C.F.R. Section 5.65(d). Beverly shall refrain from identifying any information as trade secrets, commercial or financial information and privileged and confidential that does not meet the criteria for exemption from disclosure under FOIA.

         Nothing in this CIA, or any communication or report made pursuant to this CIA, shall constitute or be construed as any waiver by Beverly of Beverly's attorney-client, work product or other applicable privileges. Notwithstanding that fact, the existence of any such privilege does not affect Beverly's obligation to comply with the provisions of this CIA.

X.       BREACH AND DEFAULT PROVISIONS

         Beverly is expected to fully and timely comply with all of the obligations herein throughout the term of this CIA or other time frames herein agreed to.

         A. Stipulated Penalties for Failure to Comply with Certain Obligations. As a contractual remedy, Beverly and OIG hereby agree that failure to comply with certain obligations set forth in this CIA may lead to the imposition of the following monetary penalties (hereinafter referred to as "Stipulated Penalties") in accordance with the following provisions.

                  1. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day, beginning 90 days after the effective date of this CIA and concluding at the end of the term of this CIA, Beverly fails to have in place any of the following:

                           a. a Compliance Officer (or functional equivalent);

                           b. Audit and Compliance Committee of the Board of
Directors (or its functional equivalent);

                           c. Compliance Liaisons at the Group Vice President
level (or functional equivalents);

                           d. a Compliance Committee;

                           e. a written Code of Conduct;

                           f. written Policies and Procedures;

                           g. a training program; and

                           h. a Confidential Disclosure Program.

                  2. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day Beverly fails meet any of the deadlines to submit the Implementation Report or the Annual Reports to the OIG.

                  3. A Stipulated Penalty of $2,000 (which shall begin to accrue on the date the failure to comply began) for each day Beverly:

                           a. hires or enters into a contract with an Ineligible
Person after that person has been listed by a federal agency as excluded, debarred, suspended or otherwise ineligible for participation in the Medicare, Medicaid or any other Federal health care program (as defined in 42 U.S.C.
Section 1320a-7b(f)) (this Stipulated Penalty shall not be demanded for any time period during which Beverly can demonstrate that it did not discover the person's exclusion or other ineligibility after making a reasonable inquiry (as described in section III.F) as to the status of the person); or

                           b. employs or contracts with an Ineligible Person and
that person: (i) has responsibility for, or involvement with, Beverly's business operations related to the Federal health care programs; or (ii) is in a position for which the person's salary or the items or services rendered, ordered, or prescribed by the person are paid in whole or part, directly or indirectly, by Federal health care programs or otherwise with Federal funds (this Stipulated Penalty shall not be demanded for any time period during which Beverly can demonstrate that it did not discover the person's exclusion or other ineligibility after making a reasonable inquiry (as described in section III.F) as to the status of the person).

                  4. A Stipulated Penalty of $1,500 (which shall begin to accrue on the date Beverly fails to grant access) for each day Beverly fails to grant access to the information or documentation as required in section VII of this CIA.

                  5. A Stipulated Penalty of $1,000 (which shall begin to accrue 10 days after the date that OIG provides notice to Beverly of the failure to comply) for each day Beverly fails to comply fully and adequately with any obligation of this CIA. In its notice to Beverly, the OIG shall state the specific grounds for its determination that Beverly has failed to comply fully and adequately with the CIA obligation(s) at issue and a basis for Beverly to cure noncompliance before accrual of any penalty that will be deemed acceptable to the OIG.

         B.  Payment of Stipulated Penalties.

                  1. Demand Letter. Upon a finding that Beverly has failed to comply with any of the obligations described in section X.A and determining that Stipulated Penalties are appropriate, OIG shall notify Beverly by personal service or certified mail of: (a) Beverly's failure to comply; and (b) the OIG's exercise of its contractual right to demand payment of the Stipulated Penalties (this notification is hereinafter referred to as the "Demand Letter").

         Within 10 business days of receiving the Demand Letter, Beverly shall either: (a) cure the breach to the OIG's satisfaction and pay the applicable stipulated penalties if any have accrued; or (b) request a hearing before an HHS administrative law judge ("ALJ") to dispute the OIG's determination of noncompliance, pursuant to the agreed upon provisions set forth below in section X.D. In the event Beverly elects to request an ALJ hearing, the Stipulated Penalties shall continue to accrue until Beverly cures, to the OIG's satisfaction, the alleged breach in dispute. Failure to respond to the Demand Letter in one of these two manners within the allowed time period shall be considered a material breach of this CIA and shall be grounds for exclusion under section X.C.

                  2. Timely Written Requests for Extensions. The OIG will reasonably consider any timely written request by Beverly for an extension of time to perform any act or file any notification or report required by this CIA. Notwithstanding any other provision in this section, if OIG grants the timely written request with respect to an act, notification, or report, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until one day after Beverly fails to meet the revised deadline set by OIG. Notwithstanding any other provision in this section, if OIG denies such a timely written request, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until two (2) business days after Beverly receives OIG's written denial of such request. A "timely written request" is defined as a request in writing received by OIG at least five (5) business days prior to the date by which any act is due to be performed or any notification or report is due to be filed.

                  3. Form of Payment. Payment of the Stipulated Penalties shall be made by certified or cashier's check, payable to "Secretary of the Department of Health and Human Services," and submitted to OIG at the address set forth in section VI.

                  4. Independence from Material Breach Determination. Except as otherwise noted, these provisions for payment of Stipulated Penalties shall not affect or otherwise set a standard for the OIG's decision that Beverly has materially breached this CIA, which decision shall be made at the OIG's discretion and governed by the provisions in section X.C, below.

         C.  Exclusion for Material Breach of this CIA

                  1. Notice of Material Breach and Intent to Exclude. Upon a determination by OIG that Beverly has materially breached this CIA and that exclusion should be imposed, the OIG shall notify Beverly by certified mail of:
(a) Beverly's material breach; and (b) OIG's intent to exercise its contractual right to impose exclusion (this notification is hereinafter referred to as the "Notice of Material Breach and Intent to Exclude").

                  2. Opportunity to Cure. Beverly shall have 30 days from the date it receives the Notice of Material Breach and Intent to Exclude to demonstrate to the OIG's satisfaction that:

                           a.   Beverly is in full compliance with this CIA;

                           b.   the alleged material breach has been cured; or

                           c.   the alleged material breach cannot be cured
within the 35-day period, but that: (i) Beverly has begun to take action to cure the material breach; (ii) Beverly is pursuing such action with due diligence; and (iii) Beverly has provided to OIG a reasonable timetable for curing the material breach.

                  3. Exclusion Letter. If at the conclusion of the 30-day period, Beverly fails to satisfy the requirements of section X.C.2, OIG may exclude Beverly from participation in the Federal health care programs. OIG will notify Beverly in writing of its determination to exclude Beverly (this letter shall be referred to hereinafter as the "Exclusion Letter"). Subject to the Dispute Resolution provisions in section X.D, below, the exclusion shall go into effect 30 days after the date of the Exclusion Letter. The exclusion shall have national effect and shall also apply to all other federal procurement and non-procurement programs. If Beverly is excluded under the provisions of this CIA, Beverly may seek reinstatement pursuant to the provisions at 42 C.F.R. Sections 1001.3001-.3004.

                  4.  Material Breach.  A material breach of this CIA means:

                           a. a failure by Beverly to report a material
deficiency, take corrective action and pay the appropriate refunds, as provided in section III.H;

                           b. repeated or flagrant violations of the obligations
under this CIA that have not been cured in a timely fashion, including, but not limited to, the obligations addressed in section X.A of this CIA;

                           c. a failure to respond to a Demand Letter concerning
the payment of Stipulated Penalties in accordance with section X.B above; or

                           d. a failure to retain and use an Independent Review
Organization for review purposes in accordance with section III.D.

         D.  Dispute Resolution

                  1. Review Rights. Upon the OIG's delivery to Beverly of its Demand Letter or of its Exclusion Letter, and as an agreed-upon contractual remedy for the resolution of disputes arising under the obligation of this CIA, Beverly shall be afforded certain review rights comparable to the ones that are provided in 42 U.S.C. Section 1320a-7(f) and 42 C.F.R. Part 1005 as if they applied to the Stipulated Penalties or exclusion sought pursuant to this CIA. Specifically, the OIG's determination to demand payment of Stipulated Penalties or to seek exclusion shall be subject to review by an ALJ and, in the event of an appeal, the Departmental Appeals Board ("DAB"), in a manner consistent with the provisions in 42 C.F.R. Sections 1005.2-1005.21. Notwithstanding the language in 42 C.F.R. Section 1005.2(c), the request for a hearing involving stipulated penalties shall be made within 10 business days after receiving the Demand Letter and the request for a hearing involving exclusion shall be made within 30 days after receiving the Exclusion Letter.

                  2. Stipulated Penalties Review. Notwithstanding any provision of Title 42 of the United States Code or Chapter 42 of the Code of Federal Regulations, the only issues in a proceeding for stipulated penalties under this CIA shall be: (a) whether Beverly was in full and timely compliance with the obligations of this CIA for which the OIG demands payment; and (b) the period of noncompliance. Beverly shall have the burden of proving its full and timely compliance and the steps taken to cure the noncompliance, if any. If the ALJ finds for the OIG with regard to a finding of a breach of this CIA and orders Beverly to pay Stipulated Penalties, such Stipulated Penalties shall become due and payable 20 days after the ALJ issues such a decision notwithstanding that Beverly may request review of the ALJ decision by the DAB.

                  3. Exclusion Review. Notwithstanding any provision of Title 42 of the United States Code or Chapter 42 of the Code of Federal Regulations, the only issues in a proceeding for exclusion based on a material breach of this CIA shall be: (a) whether Beverly was in material breach of this CIA; (b) whether such breach was continuing on the date of the Exclusion Letter; and (c) whether the alleged material breach could not have been cured within the 30-day period, but that (i) Beverly had begun to take action to cure the material breach within that period, (ii) Beverly has pursued and is pursuing such action with due diligence, and (iii) Beverly provided to OIG within that period a reasonable timetable for curing the material breach. For purposes of the exclusion herein, exclusion shall take effect only after an ALJ decision that is favorable to the OIG. Beverly's election of its contractual right to appeal to the DAB shall not abrogate the OIG's authority to exclude Beverly upon the issuance of the ALJ's decision. If the ALJ sustains the determination of the OIG and determines that exclusion is authorized, such exclusion shall take effect 20 days after the ALJ issues such a decision, notwithstanding that Beverly may request review of the ALJ decision by the DAB.

                  4. Finality of Decision. The parties to this CIA agree that the DAB's decision (or the ALJ's decision if not appealed) shall be considered final for purposes of stipulated penalties imposed under this CIA and Beverly agrees to waive any right it may have to appeal the decision to impose stipulated penalties administratively, judicially or otherwise seek review by any court or other adjudicative forum.

                  5. Reviews Independent of this CIA. Nothing in this agreement shall affect the right of the Health Care Financing Administration or any other Federal or State agency to enforce any statutory or regulatory authorities with respect to Beverly's compliance with applicable Federal and State health care program requirements or Beverly's rights to pursue its statutory, regulatory or other legal remedies with respect to such actions.

XI.      EFFECTIVE AND BINDING AGREEMENT

         Consistent with the provisions in the Settlement Agreement pursuant to which this CIA is entered, and into which this CIA is incorporated, Beverly and OIG agree as follows:

         A. This CIA shall be binding on the successors, assigns, and transferees of Beverly (except that the obligations of this CIA shall not apply to facilities that Beverly or a Beverly successor does not own or operate);

         B. This CIA shall become final and binding on the date the final signature is obtained on the CIA and shall supersede and replace any other Corporate Integrity Agreements obligating Beverly or any of its facilities at the time of execution of this CIA;

         C. Any modifications to this CIA shall be made with the prior written consent of the parties to this CIA; and

         D. The undersigned Beverly signatories represent and warrant that they are authorized to execute this CIA. The undersigned OIG signatory represents that he is signing this CIA in his official capacity and that he is authorized to execute this CIA.

                              ON BEHALF OF BEVERLY


-------------------------------------            -----------------------
David Banks                                      DATE
Chief Executive Officer
Beverly Enterprises, Inc.

-------------------------------------            -----------------------
Mark Biros, Esq.                                 DATE
Proskauer Rose LLP
1233 20th Street, NW
Suite 800
Washington, DC 20036-2396


                  ON BEHALF OF THE OFFICE OF INSPECTOR GENERAL
                 OF THE DEPARTMENT OF HEALTH AND HUMAN SERVICES



-------------------------------------            -----------------------
LEWIS MORRIS                                     DATE
Assistant Inspector General for Legal Affairs
Office of Inspector General
U. S. Department of Health and Human Services